                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                                  Newcor, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  NEWCOR, INC.

                         43252 Woodward Ave., Suite 240
                        Bloomfield Hills, Michigan 48302
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 2001

To the Shareholders of
  NEWCOR, INC.

     Notice is hereby given that the Annual Meeting of Shareholders of Newcor, Inc. will be held at the Michigan State University Management Education Center, 811 W. Square Lake Road, Troy, Michigan, on Thursday, May 10, 2001, at nine thirty o'clock in the morning, for the following purposes:

          1. To elect three Directors to serve until the 2004 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

          2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     The close of business on March 14, 2001 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the meeting in person. If you do not expect to be present, please mark, sign and date the enclosed proxy and mail it in the return envelope, which requires no postage if mailed in the United States. It will assist us in preparing for the meeting if shareholders will return their signed proxies promptly regardless of whether they expect to attend in person and whether they own few or many shares. The proxy may be withdrawn at any time prior to being voted.

                                          By Order of the Board of Directors

                                          /s/ THOMAS D. PARKER
                                          Thomas D. Parker, Secretary
Bloomfield Hills, Michigan
April 10, 2001

                                  NEWCOR, INC.

                         43252 WOODWARD AVE., SUITE 240
                        BLOOMFIELD HILLS, MICHIGAN 48302
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2001

     This Proxy Statement is furnished to the holders of Newcor, Inc. common stock in connection with the solicitation of proxies by Newcor's Board of Directors for the annual meeting of shareholders to be held May 10, 2001 at 9:30 a.m., local time, at the Michigan State University Management Education Center, 811 W. Square Lake Road, Troy, Michigan. This Proxy Statement and the accompanying notice of the meeting, proxy card and annual report to shareholders will first be sent or given to shareholders on April 10, 2001.

     The record date for the annual meeting (or any adjournments thereof) is the close of business on March 14, 2001. On the record date, 4,949,068 shares of Newcor common stock were outstanding and entitled to vote. Each of those shares is entitled to one vote on each matter presented at the meeting. The only persons entitled to notice of and to vote at the meeting are the persons who were record holders of those shares on the record date.

     Management is not aware of any business that may be presented for action at the annual meeting other than the election of directors and matters incident to the conduct of the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy card will vote the shares for which they hold proxies in accordance with their judgment. Matters incident to the conduct of the meeting also may be voted upon by the proxy holders in accordance with their judgment.

     In addition to solicitation by mail, this proxy solicitation may be conducted by telephone, electronic media or in person by Newcor personnel (who will not receive any separate compensation for such activities). Newcor will pay the costs of this proxy solicitation and also will reimburse banks or brokers holding shares in the names of nominees for their reasonable out-of-pocket expense of sending soliciting material to the beneficial owners of the shares and obtaining their proxies.

                             PRINCIPAL SHAREHOLDERS

     The table below identifies each person known to Newcor that is or may be a beneficial owner (within the meaning of SEC Rule 13d-3) of over 5% of Newcor's common stock. Percentages are as of the record date for the annual meeting. Additional information concerning the table is provided after the table.

EXX INC.....................................................    841,800 shares    17.01%
1350 East Flamingo Road, Ste. 689
Las Vegas, Nevada 89119
David A. Segal..............................................    865,800 shares    17.49%
1350 East Flamingo Road, Ste. 689
Las Vegas, Nevada 89119
Dimensional Fund Advisors Inc...............................    421,217 shares     8.51%
1299 Ocean Avenue
Santa Monica, California 90401
Shirley E. Gofrank..........................................    285,055 shares     5.76%
445 S. Livernois Road, Suite 105
Rochester Hills, Michigan 48307
Catherine A. Gofrank........................................    283,375 shares     5.73%
26555 Evergreen Rd
Southfield, Michigan 48076-4285

     The information about EXX INC and David A. Segal is based on their combined
Schedule 13D as amended through February 14, 2001. Holdings reported in that schedule are as of February 14, 2001. According to the schedule, EXX may be deemed to be the beneficial owner of 841,800 shares. David A. Segal, the controlling shareholder of EXX, may be deemed to share indirect beneficial ownership of the shares reported by EXX. David A. Segal disclaims all such beneficial ownership to such shares owned by EXX. David A. Segal owns 24,000 shares in his own name. EXX and David A. Segal may be deemed to have shared voting and dispositive power with respect to 841,800 shares and David A. Segal has sole voting and dispositive power with respect to 24,000 shares.

     The information about Dimensional Fund Advisors Inc. is based on its
Schedule 13G, as amended through a filing submitted on February 2, 2001. Holdings reported in that schedule are as of December 31, 2000. According to the schedule, Dimensional is a registered investment adviser and an investment manager, the shares reported for it are held in portfolios of mutual funds and other investment vehicles it advises or manages, and it has sole voting and dispositive power over all of those shares in those capacities. It has disclaimed beneficial ownership of any of the shares.

     The information about Shirley Gofrank is based on her July 10, 1996
Schedule 13D and updating information she recently provided to Newcor in her capacity as a Newcor director. The shares reported for her include 46,409 shares over which she has sole voting and dispositive power, 3,600 shares subject to options currently exercisable or that will become exercisable within 60 days, and 235,046 shares over which she shares voting and dispositive power with her sister, Catherine A. Gofrank, in their capacities as successor co-trustees of a trust established by their father during his lifetime. The shares reported for Shirley Gofrank do not include 381 shares owned by her husband, over which she has no voting or dispositive power.

     The information about Catherine Gofrank is based on her July 8, 1996
Schedule 13D and the supplementary information provided by her sister, Shirley, concerning her holdings as a co-trustee of the trust referred to above. Based on this information and her Schedule 13D, Catherine Gofrank has sole voting and dispositive power over 48,329 of the shares reported for her, and she and her sister share voting and dispositive power over the rest of the reported shares.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING PROCESS

     The directors on Newcor's Board are divided into three classes. Each director serves for a three-year term or until his or her successor is elected and qualified, but the terms of office of directors in the three classes are staggered so that at each annual meeting the terms of the directors in a different class are scheduled to expire. Keith Hale, who was a member of the class whose term is to expire in 2001, resigned from the Board of Directors in April 2000. James J. Connor was duly elected by the Board of Directors to fill the unexpired term of Mr. Hale in the class of 2001.

     On February 14, 2001, in accordance with an agreement between EXX INC and David A. Segal, on the one hand, and Newcor, Inc., on the other, the size of the Board of Directors was increased by two directors to nine. For more information regarding the agreement described above, see the discussion under "Certain Relationships and Related Transactions." Pursuant to the agreement, Barry P. Borodkin and David A. Segal were subsequently duly elected to the board to the class of 2002. To correct the imbalance existing between the classes, Jerry D. Campbell resigned from the class of 2002 and was then elected by the board to the class whose term is to expire in 2001. The terms of the three directors now serving in the class of 2001 are scheduled to expire and are nominated for election, for terms scheduled to expire in 2004.

     Assuming the presence of a quorum, directors will be elected at the annual meeting, from among all persons duly nominated, by a plurality of the votes actually cast by holders of Newcor common stock present in person or by proxy and entitled to vote at the meeting. Thus, the nominees who receive the highest, second-highest, and third-highest number of votes for their election as directors will be elected, regardless of the number of votes that for any reason, including abstention, broker non-vote, or withholding of authority to vote, are not cast for the election of those nominees.

     The Board's nominees for election to the 2004 class are the three incumbent directors whose current terms are ending, Jerry D. Campbell, James J. Connor, and Shirley E. Gofrank. If a proxy in the form enclosed is properly signed and returned in time for the vote and no instruction to the contrary is given on the proxy card, the shares covered by that proxy will be voted FOR the election of those nominees (or if any of them should become unable to serve, which is not expected, for a substitute nominated by the Board).

SHARE OWNERSHIP AND OTHER INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

     The table that follows provides biographical information and information about the beneficial ownership of Newcor common stock on the record date for the annual meeting for each of the Board's director-nominees, each other current Newcor director, and each current Newcor executive officer who is not also a director, in each case based on data he or she has provided. It also provides record date share ownership information for all directors and current executive officers as a group.

     For purposes of this table, if no starting date for an employment position shown for an individual is given, he or she has held that position for at least five years. The director positions listed are current positions only. Additional information concerning items in the table is provided after the table.

                      NOMINEES FOR TERMS EXPIRING IN 2004

                                                                SHARES OWNED    PERCENTAGE
                                                                ------------    ----------
JERRY D. CAMPBELL (age 60; director since 1987)
  Mr. Campbell is Chairman of Republic Bancorp, Inc. He is a
  director of Magna Entertainment Corp. and Chairman of the
  Board of Trustees of Central Michigan University, Mt.
  Pleasant, Michigan. Mr. Campbell serves on the Finance and
  Compensation/Stock Option Committees of Newcor's Board....      200,007         4.04%
JAMES J. CONNOR (age 49; director since 2000)
  Mr. Connor has been Newcor's President and CEO since
  August 2000 and Vice President Finance, Treasurer and CFO
  since April 1999. From 1997 to 1999, he was CFO of
  Rockwell Medical Technologies, Inc., a manufacturer and
  distributor of dialysis solutions and chemical powders for the renal dialysis markets. He was Principal of Connor &
  Connor, a management consulting firm, from 1995 to 1997.
  By virtue of his current positions with Newcor, Mr. Connor is entitled to attend all meetings of all Board
  Committees, however, he has no right to vote upon any
  matter coming before that committee.......................        4,800          .10%
SHIRLEY E. GOFRANK (age 52; director since 1995)
  Ms. Gofrank is President and Managing Director of Gofrank
  & Mattina, P.C., a public accounting firm. She is a member
  of the Board's Audit and Finance Committees...............      285,055         5.76%

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

                                                                SHARES OWNED    PERCENTAGE
                                                                ------------    ----------
BARRY P. BORODKIN (age 62; director since 2001)
  Mr. Borodkin is President of BP Associates, a financial
  consulting firm. Mr. Borodkin was elected to the Board of
  Directors pursuant to the terms of the February 14, 2001
  agreement among Newcor, Inc. and EXX INC and David A.
  Segal.....................................................            0            0%
WILLIAM A. LAWSON (age 67; director since 1988)
  Mr. Lawson is the Chairman of the Board of Directors of
  Newcor. He is a director of Fuel Cell Energy, Inc. and a
  director of Evercel, Inc. Mr. Lawson serves on the Board's
  Executive and Finance Committees. He also is entitled to
  attend all meetings of all other Board committees, by
  virtue of his position as Chairman, but he has no right to vote on any matter coming before any of those other
  committees................................................      146,672         2.95%
DAVID A. SEGAL (age 61; director since 2001)
  Mr. Segal is Chairman, CEO and CFO of EXX INC, a holding
  company engaged in the manufacture and sale of electric
  motors, telecommunications equipment and toys. Mr. Segal
  serves on the Board's Executive and Audit Committees. Mr.
  Segal was elected to the Board of Directors pursuant to
  the terms of the February 14, 2001 agreement among Newcor,
  Inc. and EXX INC and David A. Segal.......................      865,800        17.49%

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

                                                                SHARES OWNED    PERCENTAGE
                                                                ------------    ----------
JAMES D. CIRAR (age 54; director since 2000)
  Mr. Cirar has been President, CEO and Principal of the
  Gunite Corporation, a supplier to the medium and heavy
  duty truck industry, since 2000. He is a director of
  Transportation Technology Industries, Inc. In 1999, he
  served as Managing Director of TMB Industries, a leverage
  buyout firm in Chicago, Illinois. He is a director and
  principal of Johnstown America Corp., where he had
  previously served as President and CEO from 1995 to 1998.
  He is a member of the Executive and Compensation/Stock
  Option Committees of Newcor's Board.......................        6,077          .12%
JACK R. LOUSMA (age 65; director since 1991)
  Mr. Lousma has been President and CEO of Diamond General
  Development Corp., a developer and manufacturer of
  products for the dental industry, since November 1998 and
  previously held other Diamond General management
  positions, including President and COO from 1996 until
  becoming CEO. Mr. Lousma is also President of Michigan
  Columbia Corp. (aerospace engineering and consulting) and
  a director of Republic Bank. He serves on the
  Compensation/Stock Option and Audit Committees of Newcor's
  Board.....................................................       19,282          .39%
RICHARD A. SMITH (age 61; director since 1987)
  Prior to his retirement in March 1995, Mr. Smith was
  President and CEO of Newcor. He is a director of Kettering
  University (formerly GMI Engineering and Management
  Institute). He serves on the Board's Executive, Audit and
  Compensation/Stock Option Committees......................       75,510         1.52%

                        NON-DIRECTOR EXECUTIVE OFFICERS

                                                                SHARES OWNED    PERCENTAGE
                                                                ------------    ----------
JOHN J. HORAN (age 54)
  Mr. Horan has been Newcor's Director of Manufacturing
  since January 2001. From December 1999 to January 2001, he was General Manager of Newcor's Blackhawk Engineering
  Division and from January 1996 to December 1999
  Blackhawk's Operations Manager............................        1,575          .03%
THOMAS D. PARKER (age 54)
  Mr. Parker is Newcor's Vice President Human Resources and
  Secretary.................................................       14,688          .30%
MILTON H. ROYE (age 44)
  Mr. Roye has been Newcor's Executive Director of Sales &
  Business Development since May 2000. From August 1997 to
  May 2000, he was Vice President of Sales and Engineering
  for Newcor Rubber and Plastic Group. He was Vice President
  of Sales and Marketing for Chivas Products Ltd., a Tier I
  and Tier II supplier of automotive interior trim
  components and interior lighting, from January 1995 to
  August 1997...............................................        7,750          .16%
ALL DIRECTORS AND CURRENT EXECUTIVE OFFICERS AS A GROUP (12
  persons)..................................................    1,627,216        32.51%

     The shares reported in the table above include shares that may be acquired under stock options that are exercisable currently or within 60 days, as follows: Jerry Campbell, 3,600; Shirley Gofrank, 3,600; William Lawson, 21,968; James Cirar, 250; Jack Lousma, 3,600; Richard Smith, 3,600; Thomas Parker, 12,798; Milton Roye 6,750; and all directors and current executive officers as a group, 56,166. For purposes of calculating the group percentage, all optioned shares are treated as outstanding. For purposes of calculating individual percentages, only the shares optioned to the named individual are treated as outstanding.

     The shares reported do not include shares, as in prior years, being held in the Newcor stock fund of the Newcor Savings Plan (a 401(k) plan). These individuals have sole dispositive power over vested unit values of this fund but no dispositive power or voting power over individual shares. In addition, the shares reported for Shirley Gofrank also include the 235,046 shares held as co-trustee of the trust discussed above under "Principal Shareholders." The shares reported for David Segal include 24,000 for which he has sole voting and dispositive power and 841,800 that he and EXX INC may be deemed to have shared voting and dispositive power as discussed above under "Principal Shareholders."

     Except as noted above, each person named in the table has the sole power to vote and dispose of all shares shown for him or her.

     The reported shares do not include shares held by a person's spouse over which the person has no voting or dispositive power, as follows: Richard Smith, 407 shares; and Shirley Gofrank, 381 shares.

BOARD COMMITTEES AND MEETINGS

     The Executive Committee of the Board acts on behalf of the Board between board meetings. The Audit Committee assists the Board in fulfilling its fiduciary responsibility relating to corporate accounting and reporting practices and maintains a direct and separate line of communication between the Board and Newcor's independent auditors. (For more information concerning this committee, see "Audit Committee Report" below.) The functions of the Compensation/Stock Option Committee include reviewing current compensation practices, making recommendations to the Board for compensation of directors and officers, making recommendations in relation to Newcor's 401(k) plans and administering its stock-based plans. (For more information concerning this committee, see "Compensation Committee Report" below.) The Finance Committee's responsibilities include recommending dividend action to the Board, after consultation with management, and providing the Board with such advice and recommendations as it may from time to time request concerning borrowings, issuance of securities, investment of cash balances and other investments. The Finance Committee also recommends persons to the Board for nomination as directors. The Finance Committee does not solicit director nominations from shareholders.

     During fiscal 2000, the Board of Directors held four regularly scheduled meetings and also held nine Special Board meetings, the Executive Committee held one meeting, the Audit Committee met two times, the Finance Committee held one meeting and the Compensation/Stock Option Committee met twice. Each director attended at least 80% of all meetings of the Board of Directors and of the committees on which he or she served, except for Mr. Cirar who attended 73% of the meetings he was scheduled to attend.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Newcor directors and executive officers and certain beneficial owners of more than 10% of its common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership of Newcor equity securities with the SEC. They also are required by Section 16(a) to provide Newcor with copies of whatever reports they may file. Newcor has reviewed all copies of Section 16(a) reports it has received from persons known to Newcor to be (or during fiscal 2000 to have been) subject to these reporting requirements and also has received and reviewed written representations from some of them to the effect that other reports were not required. Based solely on that review, Newcor believes that all required reports for fiscal 2000 were filed timely with the exception of Form 3's that were late for Messrs. Horan and Roye in registering their initial report of ownership as executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The table that follows provides summary information, for fiscal 2000, fiscal 1999, a two month "transition period" caused by the change of the fiscal year consisting of November and December 1998, and the preceding fiscal year in which they were Newcor executive officers, concerning the compensation of James Connor, the Company's current CEO, and of each other current or former Newcor executive officer who served as such during fiscal 2000 and whose salary and bonus for the year exceeded $100,000. When the position shown for an executive in the table is identified there as a "former" position, this means he held the position for some or all of fiscal 2000 but no longer holds it. Additional information about items in the table is provided after the table.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                                            ---------------------------
                                              ANNUAL COMPENSATION                          SECURITIES
                                       ----------------------------------   RESTRICTED     UNDERLYING
       NAME AND                                              OTHER ANNUAL     STOCK           STOCK        ALL OTHER
  PRINCIPAL POSITION    FISCAL YEAR     SALARY      BONUS    COMPENSATION     AWARDS         OPTIONS      COMPENSATION
  ------------------    -----------     ------      -----    ------------   ----------     ----------     ------------
J. J. Connor..........         2000    $174,740    $50,000       -0-             -0-      10,000 shares      $4,345
President & CEO                1999    $118,120        -0-       -0-             -0-           0 shares      $1,108
VP Finance, Treasurer
& CFO
T. D. Parker..........         2000    $111,840        -0-       -0-             -0-           0 shares      $3,481
VP Human                       1999    $107,000        -0-       -0-             -0-           0 shares      $2,972
Resources & Sec.        11/98-12/98    $ 17,833        -0-       -0-             -0-           0 shares         -0-
                               1998    $107,000        -0-       -0-             -0-       8,000 shares      $3,411
M. H. Roye, Jr. ......         2000    $110,884        -0-       -0-             -0-           0 shares      $3,522
Executive Dir. Of              1999    $105,000        -0-       -0-             -0-           0 shares      $3,150
Sales & Business        11/98-12/98    $ 17,500        -0-       -0-             -0-       6,000 shares         -0-
Development                    1998    $100,000    $10,000       -0-             -0-       5,000 shares      $3,025
S. W. Hill............         2000    $120,832        -0-       -0-             -0-           0 shares      $3,788
Former Grp VP                  1999    $107,100    $10,000       -0-             -0-           0 shares      $3,213
of Newcor Rubber        11/98-12/98    $ 17,850        -0-       -0-             -0-       3,000 shares         -0-
and Plastic                    1998    $102,000    $ 4,000       -0-             -0-       4,000 shares      $3,086
K. F. Hale............         2000    $110,704        -0-       -0-             -0-           0 shares      $4,284
Former President               1999    $275,000        -0-       -0-             -0-           0 shares      $3,850
& CEO                   11/98-12/98    $ 45,833        -0-       -0-             -0-      50,000 shares         -0-
                               1998    $ 49,138    $15,000       -0-         $93,750           0 shares         -0-

     SALARY AND BONUS. The "Salary" and "Bonus" columns in the table above include, where applicable, amounts deferred into the Newcor Savings Plan at a named executive's election.

     OTHER ANNUAL COMPENSATION. For each named executive in each fiscal year, the incremental cost to Newcor of providing perquisites or other non-cash benefits to him did not exceed 10% of the executive's aggregate salary and bonus for the year. Consequently, as permitted by SEC rules, no information concerning perquisites or other non-cash benefits is provided in the "Other Annual Compensation" column of the table.

     RESTRICTED STOCK AWARDS. The dollar amounts reported in the column for 1998 relate to awards of transfer-restricted and forfeitable shares of Newcor common stock made to named executives in that fiscal year under the Discretionary Program of the Employee Incentive Stock Plan. (Additional information concerning the Employee Incentive Stock Plan is provided below under "Securities Underlying Stock Options" and in the Compensation Committee Report.) Dollars reported have been calculated by multiplying the number of shares received under the plan by the NASDAQ National Market closing price for an unrestricted share of Newcor common stock on the pertinent award date.

     The restricted shares reported in the table for Mr. Hale were forfeited when he left Newcor's employ in July 1998. As of the last business day of fiscal 2000, no other named executive held shares received under the Employee Incentive Stock Plan.

     SECURITIES UNDERLYING STOCK OPTIONS. The shares reported in the "Securities Underlying Stock Options" column of the table all relate to shares of Newcor common stock underlying options granted to named executives under the Discretionary Program of the Employee Incentive Stock Plan.

     Under the terms of this plan, option grants generally become exercisable in 25% increments on each of the first through fourth anniversaries of the date they were granted, and options that are not exercisable when a grantee leaves employment are forfeited. All options reported in the table for Mr. Hale were forfeited within 30 days of employment termination in accordance with the plan.

     ALL OTHER COMPENSATION. All amounts reported in this column represent the dollar value of matching contributions made by Newcor for the accounts of named executives under the Newcor Savings Plan.

AGREEMENTS WITH EXECUTIVES NAMED IN THE SUMMARY COMPENSATION TABLE

     CONNOR AGREEMENTS. In connection with his engagement as Newcor's President and CEO, James Connor and Newcor have entered into an employment agreement. Under this agreement, Mr. Connor was initially entitled to salary at the rate of $200,000 which became $250,000 per year effective January 1, 2001. Additional increases in base salary are subject to annual review by the Board. He is also entitled under the agreement to use of an automobile provided at Newcor's expense (except for a $50 per month personal use charge), to participate in employee benefit plans on the terms generally applicable to executive officers, and to eligibility for an incentive bonus (if earned) of up to 100% of his salary, based on performance criteria developed by the Compensation/Stock Option Committee. The agreement also included a grant of a nonqualified stock option on 10,000 shares of Newcor common stock under the 1996 Employee Incentive Stock Plan.

     Under the agreement, both Newcor and Mr. Connor have the right unilaterally to terminate his employment upon 30 days' prior written notice to the other party, and his employment would terminate immediately if he becomes permanently disabled or dies. If Newcor terminates Mr. Connor's employment not for Cause (as defined in the agreement), he would be entitled to continuation of his salary and benefits referred to above for one year after his termination, to continued use of his automobile for as long as one year and to any bonus earned through his termination date. If his employment terminates due to permanent disability, he would be entitled to substantially similar benefits, reduced by any payments made under Newcor's long-term disability policy. If his employment ends for any other reason, Newcor's obligations to him under the agreement would extend only to his termination date.

     This agreement prohibits Mr. Connor from making any attempt to induce or encourage any employee of Newcor or an affiliate to leave for employment with a competitor of Newcor until two years after his employment terminates, and it imposes confidentiality obligations on him for the same time period. It also provides that any intellectual property developed or invented by him during his employment will be Newcor's sole and exclusive property. In addition, Mr. Connor has promised in the agreement that if his employment terminates and he then is still a Newcor director he will resign from the Board if it so requests.

     This agreement is terminated either voluntarily or involuntarily due to a "Change in Control" as defined by the Securities and Exchange Commission and no payments shall be paid under this agreement as a result thereof, Mr. Connor shall be entitled to payments agreed to in a separate letter agreement regarding "Change in Control" dated August 9, 2000.

     CONNOR "CHANGE IN CONTROL" AGREEMENT. James Connor has an agreement with Newcor providing for payments to him in some cases if he or Newcor terminates his employment within eighteen months after a "change in control" (as defined in the agreement). Under the agreement, the maximum cash amount that would be payable if his employment terminated after a change in control is 2.0 times the sum of his annual base salary in effect on the termination date (or, if higher, immediately preceding the change in control) plus his average annual bonus for the three full fiscal years immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life and similar insurance coverage for specified time periods following employment termination after a change in control.

     In addition, the agreement provides that upon the occurrence of a change in control all of Mr. Connor's then outstanding but unexercisable options to acquire Newcor common stock will become immediately exercisable in full, and that each option held by him would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such shorter period as the option would have been exercisable if his employment had not terminated.

     PARKER "CHANGE IN CONTROL" AGREEMENT. Thomas Parker has an agreement with Newcor providing for payments to him in some cases if he or Newcor terminates his employment within eighteen months after a "change in control" (as defined in the agreement). Under the agreement, the maximum cash amount that would be payable if his employment terminated after a change in control is 1.5 times the sum of his annual base salary in effect on the termination date (or, if higher, immediately preceding the change in control) plus his average annual bonus for the three full fiscal years immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life and similar insurance coverage for specified time periods following employment termination after a change in control and, under some circumstances, for outplacement services.

     In addition, the agreement provides that upon the occurrence of a change in control all of Mr. Parker's then outstanding but unexercisable options to acquire Newcor common stock will become immediately exercisable in full, and that each option held by him would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such shorter period as the option would have been exercisable if his employment had not terminated.

     HALE AGREEMENTS. The compensation that is reported for Mr. Hale in the Summary Compensation Table for fiscal 1998 was paid to him under a prior agreement he had with Newcor for his services as Vice President and General Manager of the Deco Group. That agreement called for salary at the rate of $160,000 per year, a $15,000 "signing bonus," participation in Newcor's cash incentive bonus plan and a grant of 10,000 restricted shares. The restricted shares were forfeited upon his separation from employment in July 1998.

     Upon Mr. Hale's voluntary resignation in April 2000, under his current employment agreement, all benefits ceased as of his termination date.

     However, Mr. Hale is prohibited by this agreement from making any attempt to induce or encourage any employee of Newcor or an affiliate to leave for employment with a competitor for two years. The agreement also imposes confidentiality obligations upon him and provides that any intellectual property developed or invented by him during the term of his employment will be Newcor's sole and exclusive property.

OPTIONS GRANTED DURING FISCAL 2000

     The table below provides information concerning grants of options to purchase Newcor common stock made during fiscal 2000 to the executive officers named in the Summary Compensation Table. Additional information about items in the table is provided after the table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                     INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                    ---------------------------------------------------        STOCK PRICE
                                      SHARES       % OF TOTAL                                APPRECIATION FOR
                                    UNDERLYING      OPTIONS      EXERCISE                      OPTION TERM
                                      OPTIONS      GRANTED TO     PRICE      EXPIRATION    --------------------
              NAME                  GRANTED(#)     EMPLOYEES      ($/SH)        DATE        5%($)       10%($)
              ----                  ----------     ----------    --------    ----------     -----       ------
J. J. Connor....................      10,000         100%         $2.00      08/09/2010    $12,578     $31,875

     TYPES OF GRANTS. The grant reported in the table above was made under the Discretionary Program of Newcor's 1996 Employee Incentive Stock Plan. Both nonqualified and incentive stock options may be granted under this program, at the discretion of the Compensation/Stock Option Committee, but all grants under the program to date have been of nonqualified stock options. Discretionary grants of freestanding stock appreciation rights also may be made under the program, but none have been made.

     Generally, all options granted under the Employee Incentive Stock Plan, including the options reported in the table, first become exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third, and fourth anniversaries of the date of grant. However, pursuant to his change in control agreement, the exercisability of options granted to Mr. Connor would accelerate upon a change in control. In addition, the plan also permits the Compensation/Stock Option Committee to accelerate the exercisability of other options upon a change in control. Exercisable options under the plan may be exercised for cash, by delivery of shares of Newcor common stock, or (for a nonqualified stock option) by directing retention of shares otherwise issuable upon exercise of the option.

     EXPIRATION DATE. The date shown in the "Expiration Date" column of the table is the latest possible expiration date for a reported option. The reported options for Mr. Connor may expire or be forfeited earlier than the date shown above if his employment terminates before that date.

     OPTION VALUES. The "potential realizable value" columns in the table report the potential gain for the granted options (net of exercise price, but without any present value discount), assuming annual compound price appreciation of the underlying common stock at 5% or 10%, as applicable, through the full option term. The actual value, if any, which Mr. Connor may realize from his options will depend on the future performance of Newcor and its common stock and overall market conditions. There can be no assurance that any value actually realized in the future will approximate the amount reflected in either of these columns in the table.

OPTION EXERCISES AND YEAR-END HOLDINGS

     During fiscal 2000, none of the executives named in the Summary Compensation Table exercised any stock options granted by Newcor. The table below reports on their holdings of such options at the end of fiscal 2000. Additional information about items in the table is provided after the table.

                                                              NUMBER OF              VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                                         FISCAL YEAR-END (#)         AT FISCAL YEAR-END($)
                       NAME                           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                       ----                           -------------------------    -------------------------
J. J. Connor......................................            -0-/10,000                    -0-/-0-
T. D. Parker......................................          10,115/4,683                    -0-/-0-
M. H. Roye........................................           5,500/5,500                    -0-/-0-
S. W. Hill........................................           4,550/3,500                    -0-/-0-
K. F. Hale........................................               -0-/-0-                    -0-/-0-

     DETERMINING VALUE. For purposes of the "value" columns of the table, value is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the American Stock Exchange closing price for Newcor common stock as of the last business day of fiscal 2000.

NEWCOR, INC. RETIREMENT PLAN

     This plan provides vested participants a monthly retirement benefit equal to years of credited service times 1.1% of the participant's average monthly salary and bonus for the highest consecutive 60-month period preceding retirement or other employment termination, subject to a limit imposed under the Internal Revenue Code upon the maximum annual compensation amount that may be taken into account for purposes of calculating benefits and to another Code limit upon the maximum annual pension amount that may be paid. Currently, the maximum annual compensation amount limit under the Code is $170,000, subject to future adjustment in $10,000 increments as and when justified by increases in the cost-of-living, and the Code limit on the maximum annual pension amount that may be paid is $135,000 per year, also subject to adjustment for future cost-of-living increases.

     The plan covers all corporate office salaried employees of Newcor. Participants are vested after five years of employment. The estimated credited years of service for participating executives named in the Summary Compensation Table are, respectively, as follows: Mr. Connor, one year; Mr. Hill, four years; Mr. Parker, seventeen years; Mr. Roye, three years.

     The table that follows shows the estimated annual benefits (which are not subject to deduction for Social Security benefits or other amounts) payable under the plan upon retirement at age 63 to persons in the compensation and years of service classifications indicated, with benefits computed on the basis of straight life annuities and without taking into account the Internal Revenue Code compensation limits discussed above. Please note that due to the current Code limits the benefits payable under the plan for average annual compensation above $170,000 would be the same as in the $170,000 row of the table, rather than as presented in the table, except to the extent that a higher benefit amount may be required in order to preserve the benefit accrued for a given participant at December 31, 1993, and except to the extent that higher benefits become permissible in the future due to cost-of-living adjustments.

                                                        RETIREMENT PLAN TABLE
                            ------------------------------------------------------------------------------
        AVERAGE                                            YEARS OF SERVICE
         ANNUAL             ------------------------------------------------------------------------------
      COMPENSATION            10         15          20          25          30          35          40
      ------------            --         --          --          --          --          --          --
$100,000................    $11,000    $16,500    $ 22,000    $ 27,500    $ 33,000    $ 38,500    $ 44,000
$125,000................    $13,750    $20,625    $ 27,500    $ 34,375    $ 41,250    $ 48,125    $ 55,000
$150,000................    $16,500    $24,750    $ 33,000    $ 41,250    $ 49,500    $ 57,750    $ 66,000
$170,000................    $18,700    $28,050    $ 37,400    $ 46,750    $ 56,100    $ 65,450    $ 74,800
$175,000................    $19,250    $28,875    $ 38,500    $ 48,125    $ 57,750    $ 67,375    $ 77,000
$200,000................    $22,000    $33,000    $ 44,000    $ 55,000    $ 66,000    $ 77,000    $ 88,000
$225,000................    $24,750    $37,125    $ 49,500    $ 61,875    $ 74,250    $ 86,625    $ 99,000
$250,000................    $27,500    $41,250    $ 55,000    $ 68,750    $ 82,500    $ 96,250    $110,000
$300,000................    $33,000    $49,500    $ 66,000    $ 82,500    $ 99,000    $115,500    $132,000
$350,000................    $38,500    $57,750    $ 77,000    $ 96,250    $115,500    $134,750    $154,000
$400,000................    $44,000    $66,000    $ 88,000    $110,000    $132,000    $154,000    $176,000
$450,000................    $49,500    $74,250    $ 99,000    $123,750    $148,500    $173,250    $198,000
$500,000................    $55,000    $82,500    $110,000    $137,500    $165,000    $192,500    $220,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company filed a Current Report on Form 8-K on February 15, 2001, entering into an agreement with EXX INC and David A. Segal, collectively the beneficial owners of approximately 17.5% of Newcor's outstanding common stock. In the agreement, Newcor agreed to appoint David A. Segal and another EXX nominee to its board of directors. The agreement, among other things, also limits EXX's and David A. Segal's ability to run a proxy contest or otherwise attempt to take control of Newcor.

     The Company also filed a Current Report on February 27, 2001, amending its Rights Agreement, dated January 12th, 2000, to increase the percentage ownership of EXX INC and David A. Segal, together with their affiliates and associates, in Newcor necessary to trigger the distribution of rights under Newcor's rights plan.

COMPENSATION COMMITTEE REPORT

     INTRODUCTION. We are the members of the Compensation/Stock Option Committee of Newcor's Board of Directors, a standing committee of the Board since 1978. Among its other duties, our Committee is charged with the responsibilities, subject to full Board approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Newcor policies concerning the compensation of management personnel, including the CEO and all other executive officers. In discharging those duties, we are responsible for annually determining and recommending to the full Board the annual salary for each executive officer and for establishing the criteria under which cash incentive bonuses may be paid to executives. We also are responsible for administering Newcor's stock option and similar plans for employees, including the 1996 Employee Incentive Stock Plan.

     For many years, including fiscal 2000, a basic tenet of our compensation policy has been that a substantial portion of the annual compensation of executive officers, as well as other higher-level personnel, should be directly linked to operating performance for the year. This policy is implemented through a management incentive cash bonus plan.

     Newcor's stock-related plans enable us to further another basic tenet of our compensation philosophy concerning executive officers and other management personnel: that a significant component of potential compensation for such key employees should be tied to the value of Newcor's common stock, in order to closely align the interests of those employees with those of the shareholders and to provide an incentive for increasing stock value over the long term.

     During fiscal 2000, our overall executive officer compensation policies have been influenced by the operating performance of the company while still attempting to provide executive officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at other companies operating in Newcor's business segments.

     SALARIES. When an individual joins Newcor at the executive officer level, starting salary normally is negotiated with the new executive by Newcor's CEO (or its Chairman, if the new executive will be the CEO), considering such factors as market competitiveness and the relative skills and experience of the candidate. We followed this procedure during fiscal 2000 in considering the appropriate salary level of Mr. Connor when he became the President and CEO in August 2000. Negotiations occurred between Mr. Connor and the Chairman resulting in an employment contract that set the initial annualized salary at $200,000. Prior to Mr. Connor becoming the President and CEO, he served as the Interim President and CEO following Mr. Hale's unexpected resignation. We elected not to adjust Mr. Connor's base salary during this interim assignment, instead awarding him a $50,000 lump sum payment in lieu of salary at the end of the interim assignment.

     For other executive officers, our Committee annually formulates recommendations for salary adjustments based on the recommendations of management (except for CEO salary), any changes in the scope of the services rendered by the executive officers, adjustments in the cost-of-living index, and our individual judgments developed through our contacts in the industry. We also give consideration during our salary deliberations to the extent of Newcor's success in meeting earnings per share goals and the performance of the common stock during the preceding fiscal year.

     For fiscal 2000, after reviewing these factors for Mr. Hale, we recommended a 0% increase in his salary. After reviewing these factors for the other persons then serving as executive officers (Messrs. Connor, Hill, and Parker), we recommended fiscal 2000 salary increases ranging from 0% to 10%.

     INCENTIVE BONUSES. All fiscal 2000 executive officers were eligible to participate in Newcor's management incentive cash bonus plan for that year. Under the plan, before the start of the year we set target and minimum thresholds for fiscal 2000 profit before tax ("PBT"), both for Newcor and its subsidiaries as a whole, and for individual operating groups or divisions. In addition, we established individualized fiscal 2000 performance criteria for Mr. Hale which was subsequently assumed by Mr. Connor and approved individualized criteria established for each of the other fiscal 2000 executive officers. Mr. Connor's individual goals related to returning the company to profitability and the establishment and implementation of management control systems within the units. Goals for other executive officers related to achieving unit financial plans and expanding continuous improvement programs, as appropriate for their positions.

     For Mr. Connor and each of the other fiscal 2000 executive officers, the maximum cash bonus he could receive under the plan for the year depended on the extent to which the pre-established threshold PBT "performance points" were met or exceeded and, to a lesser extent, on our assessment of his performance for the year in light of the individualized criteria previously established for him. Regardless of the strength of an executive's individual performance, no bonus was permissible unless a threshold PBT applicable to the executive was achieved.

     After fiscal year end, applying the factors described above, we did not award any cash bonus under the plan to Mr. Connor or any of the other named executives.

     OPTIONS AND STOCK AWARDS. The Employee Incentive Stock Plan establishes a Discretionary Program under which our Committee has discretionary authority to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and performance shares to key employees we judge likely to contribute materially to Newcor's future success. During deliberations for 2000, we considered the eligibility requirements of the plan, the number of shares available for awards under the plan, the extent of discretionary option grants previously made to these executives under Newcor plans, and performance of the Company. After considering these factors, we granted no options to Mr. Hale or other executive officers during fiscal year 2000. Later in the fiscal year, we considered the same factors in connection with the negotiations of Mr. Connor's promotion to President and CEO and decided to grant him discretionary stock options covering 10,000 shares of Newcor common stock to provide a performance incentive to return the Company to profitability.

     The Employee Incentive Stock Plan also establishes a Voluntary Program under which, if afforded the opportunity to do so by our Committee and subject to limits on available shares imposed by the plan or which we may impose, an eligible employee awarded a cash bonus under the cash incentive bonus plan may elect to forego or return to Newcor some or all of any such bonus and instead receive transfer-restricted but nonforfeitable shares of Newcor common stock having a fair market value equal to the cash amount given up plus a nonqualified stock option covering two additional shares for each restricted share received. Based upon the performance of the Company in fiscal 2000 and the fact that no cash bonus awards were awarded to any executive officer, the committee did not make the Voluntary Program available for fiscal 2000 bonuses.

     CODE SECTION 162(M). Subject to various exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) of the Internal Revenue Code prohibits the deduction by a publicly-held corporation of compensation in excess of $1 million paid in any year beginning with 1994 to any executive named in the company's Summary Compensation Table for the year. For fiscal 2000, the compensation paid to each of Newcor's executive officers was below $1 million. As members of the Compensation/Stock Option Committee, we will continue to monitor Newcor's compensation policies relating to Section 162(m) during the current fiscal year to ensure compliance.

                  COMPENSATION/STOCK OPTION COMMITTEE MEMBERS:

                           RICHARD A. SMITH, CHAIRMAN
                               JERRY D. CAMPBELL
                                 JAMES D. CIRAR
                                 JACK R. LOUSMA

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Campbell, Cirar, Lousma and Smith comprised the committee throughout fiscal 2000. Mr. Smith had been an officer and employee of Newcor prior to his retirement from Newcor in March 1995. No other member of the committee has been an officer or employee of Newcor or any affiliate.

     As previously noted, William Lawson is entitled to attend all meetings of this committee by virtue of his position as Chairman of the Board, but he is not and never has been a voting member of the committee. Mr. Lawson is an executive officer and until March 1, 1995 also was an employee of Newcor. Although he is an executive officer, his only compensation from Newcor is as a director.

AUDIT COMMITTEE REPORT(1)

     The Audit Committee is a committee of the Board of Directors appointed to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Corporation's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Corporation's financial statements; any financially-related legal compliance or ethics programs as established by the Board; and any other areas specified by the Board of potential significant financial risk to the Corporation. The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000.

---------------

(1)The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Company's management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in the accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing those financial statements. The Audit Committee relies on the accuracy and completeness of the information provided to it by management and on the representations made by management. It is understood that the independent auditors are responsible for the accuracy and completeness of their formal written statements to the Audit Committee.

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

     The Audit Committee has adopted and acts pursuant to a written Audit Committee Charter, a copy of which is attached as Appendix I to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of the American Stock Exchange.

     Based on the Audit Committee's review and its meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                            AUDIT COMMITTEE MEMBERS:
                            JACK R. LOUSMA, CHAIRMAN
                               SHIRLEY E. GOFRANK
                                 DAVID A. SEGAL
                                RICHARD A. SMITH

PERFORMANCE GRAPH

     The graph below charts the yearly percentage change in cumulative total shareholder return on an investment in Newcor common stock against the Standard & Poor's 500 Index and against a weighted average of the Dow Jones Automobile Parts Industry Group Index and the Dow Jones Factory Equipment Industry Group Index, in each case, assuming an investment of $100 on October 31, 1995, and cumulation and reinvestment of all dividends paid from that date through December 31, 2000.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  Newcor, Inc. Common Stock, S&P 500 Index, and Weighted Average of Dow Jones Automobile Parts Industry Group Index and Dow Jones Factory Equipment Industry
                                  Group Index*

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------
                          10/31/1995   10/31/1996   10/31/1997   10/31/1998   12/31/1998   12/31/1999   12/31/2000
----------------------------------------------------------------------------------------------------------------------
 Newcor, Inc.               100.00       107.07       117.88        51.06        51.06        32.12         8.24
----------------------------------------------------------------------------------------------------------------------
 S&P 500 Total Return       100.00       124.10       163.95       200.00       224.84       272.57       247.74
----------------------------------------------------------------------------------------------------------------------
 Weighted Average           100.00       116.77       155.88       145.44       150.43       114.39        40.53
----------------------------------------------------------------------------------------------------------------------

-------------------------
* Weighted Average is calculated each year based on the percentage of Newcor's sales for that year by its Precision Machine Products and Rubber and Plastic segments (Automobile Parts) and its Special Machines segment (Factory Equipment).

DIRECTORS' COMPENSATION

     Newcor pays a quarterly retainer of $7,125 to its Chairman, and non-employee directors other than the Chairman are paid quarterly retainers of $3,800, in each case reduced by the cost of any medical/dental benefits provided to the director by Newcor. Non-employee directors also receive a fee of $750 for each Board meeting attended and a fee of $700 for each committee meeting attended. Committee chairmen are paid an annual fee as follows: Executive Committee (Mr. Lawson), none; Finance Committee (Mr. Campbell), $850; Compensation/Stock Option Committee (Mr. Smith), $1,000; Audit Committee (Mr. Lousma), $700. Directors may elect to defer all or a portion of their fees, without interest, for payment in the future and are also reimbursed for travel and other expenses relating to their attendance at board and committee meetings.

     In addition, under Newcor's 1996 Non-Employee Directors Stock Option Plan (and subject to the share limits set forth in the plan), at the adjournment of each organizational meeting of the Board following an annual meeting, each person then serving as a non-employee director automatically is granted a nonqualified stock option covering 1,000 shares of Newcor common stock at a per share exercise price equal to a share's grant date Fair Market Value (as defined in the plan). Each option grant has a maximum term of 10 years, is exercisable only for cash, and normally becomes exercisable in 25% increments on the first through fourth anniversaries of grant. However, a change in control (as defined in the plan) automatically would accelerate exercisability of all options then outstanding. Options exercisable at the time a grantee leaves the Board would continue to be exercisable for one year or, if earlier, until the tenth anniversary of grant. Options not exercisable at that time would expire.

     Newcor also maintains a plan that provides retirement benefits to a non-employee director who serves on the Board for at least 10 years and who then retires from Board service on or after age 65 or dies while still actively serving as a director. Currently, the plan contemplates quarterly payments equal to 70% of the maximum quarterly retainer paid to active directors.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has reappointed PricewaterhouseCoopers LLP, Newcor's auditors for fiscal 2000, to continue as its auditors for the current year. A representative of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to appropriate questions by shareholders and may make a statement if he or she desires to do so.

     AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $225,850.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION
FEES. PricewaterhouseCoopers LLP did not bill any dollars for professional services rendered to the company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

     ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $54,402.

     The Audit Committee considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the auditors' independence. The Audit Committee reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

PROPOSALS FOR THE NEXT ANNUAL MEETING

     From time to time, shareholders of the company submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company's 2002 proxy statement. Any such shareholder proposals must be submitted in writing to the Secretary of the Company and must be received by the Company no later than December 11, 2001. Even if a proposal is received before that date, the Company will have the right to omit the proposal from its proxy materials if the proposal does not otherwise satisfy the requirements for inclusion under Rule 14a-8 under the Securities Exchange Act of 1934.

     Alternatively, under the Company's Bylaws, a proposal or a nomination for an annual meeting of the shareholders that the shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8 must be submitted in writing to the Secretary of the Company and received by the Company not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders, unless the date of the 2002 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2001 annual meeting. For the Company's 2002 annual meeting, any such proposal or nomination must be must be submitted and received no earlier than January 10, 2002 and no later than February 9, 2002. If the date of the 2002 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2001 annual meeting, the Company must receive the shareholder's proposal or nomination no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, which ever occurred first. The shareholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

     Any proposal of either type should be sent to the Company's principal offices in Bloomfield Hills, Michigan, addressed to the attention of the Secretary.

MISCELLANEOUS

     The annual report that accompanies this Proxy Statement includes the financial statements of Newcor and its subsidiaries for fiscal 2000.

     A complete list of the shareholders of record entitled to vote at the 2001 annual meeting will be open and available for examination by any shareholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. at Newcor's principal offices at 43252 Woodward Ave., Suite 240, Bloomfield Hills, Michigan, for ten days prior to the meeting, and the list also will be available at the meeting.

     It is important that proxy cards be returned promptly. Therefore, even if you currently plan to attend the meeting in person, we hope you will sign the enclosed proxy card and return it as soon as possible to Newcor, Inc., c/o Mellon Investor Services LLC, Midtown Station, Post Office Box 957, New York, New York 10138-0751. If you do make it to the meeting, you always can revoke your proxy before it is voted and vote in person if you prefer.
                                          Thomas D. Parker, Secretary

April 10, 2001

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

                                                                      APPENDIX I

                                  NEWCOR, INC.

                            AUDIT COMMITTEE CHARTER

I.   STATEMENT OF POLICY

     The Audit Committee ("Audit Committee") is appointed by the Board of Directors of Newcor, Inc. (the "Corporation") to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Corporation's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Corporation's financial statements; any financially-related legal compliance or ethics programs as established by the Board; and any other areas specified by the Board of potential significant financial risk to the Corporation. In discharging its duties and responsibilities, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all necessary books, records, facilities and personnel of the Corporation and professional services providers to the Corporation, and has the authority to retain at the Corporation's expense legal, accounting or other consultants or experts as it deems appropriate.

II.  AUDIT COMMITTEE DUTIES, RESPONSIBILITIES AND PROCESSES

     The following shall be the principal duties, responsibilities and recurring processes of the Audit Committee in carrying out its oversight role. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. As part of oversight responsibility, the Committee shall:

     A.  Meetings

        Meet semi-annually or more frequently as circumstances dictate. Meetings may be called by any member of the Audit Committee upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. The notice shall be effective when received. Any member of the Audit Committee may waive notice of any meeting, and no notice of any meeting need be given to any member who attends in person. The notice of a meeting of the Audit Committee need not state the business proposed to be transacted at the meeting.

     B.  FINANCIAL REPORTING PROCESS AND INTERNAL CONTROL

        1. Consult with the independent auditors during their audit of the Corporation's annual financial statements and during their review of the Corporation's quarterly unaudited financial statements any items that the independent auditors deem advisable for resolution prior to the completion of their examination; discuss matters required to be communicated to audit committees in accordance with AICPA Statement on Auditing Standards ("SAS") No. 61.

        2. Review with management and the independent auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K).

        3. Review audit findings, including any significant suggestions for improvements provided to management by the independent auditors, and obtain management's response to the suggestions from the independent auditors.

        4. Discuss the quality and adequacy of the Corporation's accounting and financial controls with the independent auditors and the Corporation's financial officers.

        5. Review and approve the adoption of major new changes in accounting principles or policies and methods of application or financial statement disclosures before they are instituted by the Corporation or incorporated into the financial statements of the Corporation, including obtaining the opinion of the independent auditor as to acceptability and how preferable the proposed policy is, including qualitative judgement.

        6. Review with the Corporation's counsel any legal matters that could have a significant impact on the Corporation's reported results of operations or financial position.

        7. Review management's monitoring of compliance with the Corporation's policies that prohibit improper or illegal payments.

        8. Review the findings of significant examinations or reviews by any regulatory or governmental agencies.

        9. Review with management the Corporation's major financial risk exposures and the efforts undertaken by management to monitor and control such exposures.

        10. Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these persons believe should be discussed privately with the Committee.

        11. Perform such other oversight functions as requested by the Board of Directors.

     C.  Auditing Functions

        1. Since the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders, the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor (or nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

        2. Receive from the independent auditor a formal written statement annually stating its independence and delineating all its relationships with the Corporation; review with the independent auditor any disclosed relationships or services, particularly non-audit engagements, that may impact the objectivity and independence of the independent auditor.

        3. Review the arrangements, scope, cost and results of periodic audits and non-audit engagements conducted by the independent auditor.

        4. Review periodically with the independent auditor its judgements about the quality, not just the acceptability, of the Corporation's accounting principles as applied in its financial reporting, including such issues as the reasonableness of significant judgements and the clarity of the Corporation's financial disclosures and whether the choices of accounting principles and underlying estimates and other significant decisions made by management in preparing the financial statements are conservative, moderate or aggressive from the perspective of income, asset and liability recognition and whether those principles, estimates and disclosures are common practices or are minority practices.

III. GENERAL GUIDELINES ON MEMBERSHIP, RELATIONSHIP TO THE BOARD OF DIRECTORS AND REPORTS

     A. Although the Board of Directors reserves the right at all times to determine the membership of the Audit Committee, the following are guidelines to be utilized by the Board in the selection process:

        1. The Audit Committee shall consist of three or more members of the Board of Directors, who are elected by the Board annually.

        2. All members of the Audit Committee shall be independent Directors as defined in the American Stock Exchange listing standards and shall be free from any relationship that would interfere with the exercise of his or her independent judgement. Each member shall also be financially literate as such qualification is interpreted by the Board of Directors in its business judgement, or must become financially literate within a reasonable period of time after the member's appointment to the Audit Committee. At least one member must have accounting or related financial management expertise as the Board of Directors interprets such qualification in its business judgement.

     B. The Chairman of the Board of Directors and the President of the Corporation shall be, ex officio, a member of the Audit Committee.

     C. The Chairman of the Audit Committee will call a meeting of the full Board of Directors at the request of and for the purpose of meeting with the Corporation's independent auditors and may call a meeting of the full Board to consider any other matters within the purview of the Audit Committee.

     D. The Chairman of the Audit Committee shall update the Board of Directors on the activities of the Audit Committee regularly. Minutes of the Audit Committee meetings shall be provided to all Directors following the Audit Committee meeting and shall be submitted for the next Board of Directors meeting, at which time the Chairman of the Audit Committee will provide additional comments as appropriate.

     E. The Audit Committee shall prepare the report required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     F. The Audit Committee shall review and reassess the adequacy of the Audit Committee Charter on an annual basis and any changes thereto shall be submitted to the Board of Directors for approval. The Audit Committee shall have the Charter published at least every third year in the Corporation's proxy statement in accordance with Securities and Exchange Commission regulations.

     G. On an annual basis or upon changes to the composition of the Audit Committee, the Corporation must provide the American Stock Exchange written confirmation regarding:

        1.   The Audit Committee consists of at least three members.

        2.   The financial literacy of Audit Committee members.

        3. The determination that at least one Audit Committee member has accounting or financial management expertise.

        4. The review and reassessment of the adequacy of this Charter on an annual basis.

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
PROXY


                                  NEWCOR, INC.
                 ANNUAL MEETING OF SHAREHOLDERS OF NEWCOR, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM A. LAWSON and JAMES J. CONNOR as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Newcor, Inc. which the undersigned has power to vote, at the Annual Meeting of Shareholders to be held May 10, 2001 and any adjournment thereof (the "Annual Meeting").

                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)


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
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
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE,                    PLEASE MARK  [X]
THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW, AND IN THE                     YOUR VOTES AS
DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.                  INDICATED IN
                                                                                                                    THIS EXAMPLE


1.  Election of Directors Duly Nominated:             J.D. Campbell, J.J. Connor, S.E. Gofrank

      FOR all nominees            WITHHOLD            (Instructions: To withhold authority to vote for any individual nominee, write
      listed at right             AUTHORITY           that nominee's name on the space provided below.)
     (except as marked    to vote for all nominees
      to the contrary)        listed at right
                                                       -----------------------------------------------------------------------------
           [ ]                       [ ]

2.  In the discretion of the Proxies upon such other business as may properly come before the annual meeting.



                                                                              The undersigned acknowledges receipt of the Notice
                                                                   ----       and Proxy Statement dated April 10, 2001 and hereby
                                                                       |      revokes all Proxies heretofore given to vote at said
                                                                       |      meeting and any adjournments.

                                                                              PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD
                                                                              PROMPTLY USING THE ENCLOSED ENVELOPE.




SIGNATURE                                     SIGNATURE IF HELD JOINTLY                                        DATE
         ------------------------------------                          ---------------------------------------     -----------------
NOTE: Please sign exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shareholder is a corporation, please give full corporate name and signature of a duly authorized officer.

                                                    /\ FOLD AND DETACH HERE /\
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